Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Rhino Resource Partners LP.

Date: February 1, 2016	Company Name

ROYAL ENERGY RESOURCES, INC.

	By:	/s/ William L. Tuorto
	Name:	William L. Tuorto
	Title:	Chairman and Chief Executive Officer

/s/ William L. Tuorto
WILLIAM L. TUORTO

/s/ Brian Hughs
BRIAN HUGHS